Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-174844, No. 333-169689, 333-162719 and 333-153475) and Registration Statement on Form S-8 (No. 333-173047, No. 333-167260, 333-164865, No. 333-156733, No. 333-126276, No. 333-134598, and No. 333-143130) pertaining to the 2004 Amended and Restated Equity Incentive Plan and Amended and Restated 2004 Employee Stock Purchase Plan of Threshold Pharmaceuticals, Inc. of our report dated March 15, 2012, with respect to the consolidated financial statements of Threshold Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

San Jose, California

March 15, 2012